Exhibit 13(a)(1)

BRIGHTHOUSE FUNDS:

Brighthouse Funds Trust I

Brighthouse Funds Trust II

Code of Ethics Pursuant to Section 406

Of the Sarbanes-Oxley Act of 2002

For Principal Executive and Senior Financial Officers

I.	Covered Officers/Purpose of the Code

This Code of Ethics (this “Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by each Trust and applies to the Trust’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or persons performing similar functions (“Covered Officers,” as set forth in Exhibit A) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

●	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual or apparent conflicts of interest.

II.	Covered Officers Should Handle Conflicts of Interest Ethically

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the Covered Officer’s service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The compliance programs and procedures of the Trusts and, as applicable, BIA, the Subadvisers, and the Trusts’ principal underwriter, administrator, and transfer agent (“Service Providers”; each of BIA and the Trusts’ principal underwriter and transfer agent, respectively, shall be referred to herein as the “Affiliated Service Providers”) are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trusts and an Affiliated Service Provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers shall, in the normal course of their duties (whether for the Trusts or for an Affiliated Service Provider, or for both), be involved in establishing policies and implementing decisions that shall have different effects on the Affiliated Service Providers and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Trusts and their Affiliated Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, other applicable laws and the Trusts’ organizational documents, such activities shall be deemed to have been handled ethically and not to have involved any violation of this Code. In addition, it is recognized by the Board that the Covered Officers may also be directors, officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest or to a violation of this Code.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must not:

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use the Covered Officer’s personal influence or personal relationships to influence investment decisions or financial reporting by the Trusts whereby the Covered Officer, or a member of the Covered Officer’s family, would knowingly benefit personally to the detriment of the Trusts and their shareholders;

●

use the Covered Officer’s position with the Trust for private economic gain to the Covered Officer, the Covered Officer’s family or any other person, or in a manner detrimental to the interests of the Trust and its shareholders;

●	exercise inappropriate influence in connection with the Covered Officer’s official duties that causes the Trusts to violate applicable laws, rules and regulations;

●

cause the Trusts to take action, or fail to take action, for the individual personal benefit of the Covered Officer, or a member of the Covered Officer’s family, rather than the benefit of the Trusts; or retaliate against any other person or entity doing business with the Trusts for reports of potential violations of this Code or applicable laws that are made in good faith.

There are some relationships that should always be disclosed to the CCO of the Trusts (“Code Officer”). These relationships are listed below:

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any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trusts, other than an Affiliated Service Provider or an affiliate of an Affiliated Service Provider. This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed $50,000 of the outstanding securities of the relevant class; and

●

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with an Affiliated Service Provider or its affiliates. This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed $50,000 of the particular class of security outstanding or (ii) the receipt by an Affiliated Service Provider or its affiliate of research or other benefits in exchange for “soft dollars.”

III.	Disclosure and Compliance

●	Each Covered Officer should review the relevant disclosure pertaining to the Trusts and disclosure requirements generally applicable to the Trusts;

●

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Board and auditors, and to governmental regulators and self- regulatory organizations;

●

each Covered Officer should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Trusts, the Affiliated Service Providers, auditors, other entities doing business with the Trust or with counsel to the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trusts file with, or submit to, the SEC (which for the sake of clarity, does not include any sales literature; or omitting prospectuses or “tombstone” advertising prepared by the Trusts’ principal underwriter) and in other public communications made by the Trusts; and

●

it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations by (i) adhering personally to such standards and restrictions and (ii) encouraging and counseling other persons involved with the Trusts to adhere to such standards and restrictions.

IV.	Reporting and Accountability

Each Covered Officer must:

●	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trusts that the Covered Officer has received, read, and understands this Code;

●	annually thereafter affirm to the Trusts that the Covered Officer has complied with the requirements of this Code;

●	provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire as well as with respect to any supplemental request for information; and

●	notify the Code Officer promptly if the Covered Officer knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Code Officer may consult with internal or external counsel or accountants to assist with the application and interpretation of this Code.

Requests for waivers from this Code shall be submitted in writing to the Code Officer. The Audit Committee of the Board shall be authorized to grant waivers, as it deems appropriate. Any changes to or waivers of this Code shall, to the extent required, be disclosed as provided by SEC rules.

The Trusts shall follow these procedures in investigating and enforcing this Code:

●

the Code Officer shall take all appropriate action to investigate any potential material violations reported to the Code Officer, which may include the use of internal or external counsel, accountants or other personnel;

●	if, after such investigation, the Code Officer believes that no material violation has occurred, the Code Officer is not required to take any further action;

●

any matter that the Code Officer believes is a material violation shall be reported to the President of the applicable Trust (if the violation is by someone other than the President) and the Audit Committee of the Board (together, the “Committee”);

●

if the Committee concurs that a material violation has occurred, it shall consider appropriate action, which may include disclosure to the full Board of the affected Trust, review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of an Affiliated Service Provider or its board; and/or disciplinary action (which may include the dismissal of the Covered Officer as an officer or employee of the Trusts);

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Trusts and their Service Providers’ codes of ethics under Rule 17j-1 under the 1940 Act and the Service Providers’ more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.	Internal Use

The Code is intended solely for internal use by the Trusts and does not constitute an admission, by or on behalf of the Trusts, as to any fact, circumstance, or legal conclusion. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code or upon advice of counsel, such reports and records shall not be disclosed to anyone other than the Board, the Covered Officers, the Code Officer, the Service Providers and their affiliates, outside audit firms, legal counsel to the Trusts, and legal counsel to the Independent Trustees.

EFFECTIVE AS OF:        May 22, 2012

REVISED AS OF:             May 25, 2016; January 3, 2017; January 2, 2018; May 19, 2021

Exhibit A

Persons Covered by this Code of Ethics

Trust	Principal Executive Officer	Principal Financial Officer	Principal Accounting Officer
Brighthouse Funds Trust I	Kristi Slavin, President and Chief Executive Officer	Alan R. Otis, CFO and Treasurer	Alan R. Otis, CFO and Treasurer
Brighthouse Funds Trust II	Kristi Slavin, President and Chief Executive Officer	Alan R. Otis, CFO and Treasurer	Alan R. Otis, CFO and Treasurer